Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
          Computation of Net Income (loss) Per Share of Common Stock
                 Three Months Ended September 30, 2000 and 1999


                                                       2000                           1999
                                                       ----                           ----
BASIC NET INCOME (LOSS)

Net income (loss) applicable to
common stock                                        $(1,066,937)                   $ 1,644,929

Weighted average common
shares outstanding                                   12,480,192                     12,582,675
                                                    -----------                    -----------

Basic income (loss) per share                       $     (0.09)                   $      0.13
                                                    ===========                    ===========

DILUTED NET INCOME (LOSS)

Net income (loss) applicable to
common stock                                        $(1,066,937)                   $ 1,644,929

Weighted average common
shares outstanding                                   12,480,192                     12,582,675

Assuming conversion
of options outstanding                                        -                        547,431
                                                    -----------                    -----------

Weighted average common
shares outstanding, as adjusted                      12,480,192                     13,130,106
                                                    -----------                    -----------

Diluted net income (loss) per share                 $     (0.09)                   $      0.13
                                                    ===========                    ===========


Because the Company reported net losses for the three months ended September 30, 2000, the calculation of diluted net loss per share excludes potential common shares from stock options as they are anti-dilutive and would result in a reduction of loss per share.

                   Ballantyne of Omaha, Inc. and Subsidiaries
           Computation of Net Income (loss) Per Share of Common Stock
                  Nine Months Ended September 30, 2000 and 1999

                                                    2000                 1999
                                                    ----                 ----
BASIC NET INCOME (LOSS)

Net income (loss) applicable to
common stock                                     $(2,545,839)         $ 5,304,673

Weighted average common
shares outstanding                                12,466,949           12,629,403
                                                 -----------          -----------

Basic income (loss) per share                    $     (0.20)         $      0.42
                                                 ===========          ===========

DILUTED NET INCOME (LOSS)

Net income (loss) applicable to
common stock                                     $(2,545,839)         $ 5,304,673

Weighted average common
shares outstanding                                12,466,949           12,629,403

Assuming conversion
of options outstanding                                     -              596,314
                                                 -----------          -----------

Weighted average common
shares outstanding, as adjusted                   12,466,949           13,225,717
                                                 -----------          -----------

Diluted net income (loss) per share              $     (0.20)         $      0.40
                                                 ===========          ===========


Because the Company reported net losses for the nine months ended September 30, 2000, the calculation of diluted net loss per share excludes potential common shares of stock options as they are anti-dilutive and would result in a reduction of loss per share.

                                       22